Exhibit 99

CACI Reports Results for Its Fiscal 2014 Second Quarter and Updates Fiscal Year 2014 Guidance

Revenue of $894.2 million

Net income of $35.0 million

Diluted earnings per share of $1.38

Contract awards of $717 million

Net income increases excluding the impact of the acquisition

ARLINGTON, Va.--(BUSINESS WIRE)--January 29, 2014--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced results today for its second fiscal quarter ended December 31, 2013.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “Our results reflect solid execution of our strategy during a difficult period for our customers and our industry. During the quarter, we secured significant contract awards, received solid contract funding, and grew CACI net income by 8 percent, excluding Six3 Systems. We completed the acquisition of Six3 Systems, Inc., which positions CACI as a leader in advanced intelligence and cyber security offerings to our national security customers. Six3 brings a unique set of signals intelligence and cyber capabilities that are increasingly essential to protecting our country against growing international threats.

“We remain focused on those factors that we control, which contribute to profitability and build and deliver future shareholder value: winning new business, delivering consistent value to our customers, and using our capital to make investments that improve our future performance.”

Second Quarter Results

(in millions except per-share data)	Q2, FY14	Q2, FY13	% Change
Revenue	$894.2	$931.6	-4.0%
Operating income	$66.5	$69.6	-4.5%
Net income attributable to CACI	$35.0	$39.7	-11.9%
Diluted earnings per share	$1.38	$1.69	-18.0%

Revenue for the second quarter of Fiscal Year 2014 (FY14) decreased 4.0 percent compared to the second fiscal quarter of Fiscal Year 2013 (FY13). The decrease in revenue in the second quarter was driven primarily by federal government budget-related activities and the 16-day government shutdown in October. The decrease in operating income in the quarter was due primarily to $9.7 million of one-time acquisition-related expenses for Six3 Systems (Six3). Interest expense increased in the quarter as a result of $2.6 million of interest incurred on the additional debt associated with the acquisition of Six3. Net income attributable to CACI in the second quarter was $35.0 million, or $1.38 diluted earnings per share. The greater decrease in diluted earnings per share as compared to the decrease in net income is due to the dilutive effect of our convertible notes which mature in May 2014. Net cash provided by operations in the quarter was $17.3 million.

From the date of acquisition through December 31, 2013, Six3 generated $48.9 million of revenue and $0.1 million of net income. Six3’s net income includes $2.8 million of acquisition-related intangible amortization and $0.8 million of retention bonus related expenses.

Additional Financial Metrics

	Q2, FY14	Q2, FY13	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$83.2	$83.5	-0.3%
Diluted adjusted earnings per share, a non-GAAP measure	$2.05	$2.22	-7.6%
Days sales outstanding	67	59

Days sales outstanding increased primarily as a result of the move by the government to pay at terms.

Second Quarter Awards and Contract Funding

Our contract awards were $717 million in the quarter, 39.8 percent higher than the $512 million of the year earlier period, and we received awards in all ten of our markets. Approximately 25 percent of our awards in the quarter were new business while over 60 percent were recompete wins. Some of our new business and recompete contract awards during the quarter included:

  Approximately $300 million in new and recompete task order awards under the Department of Justice Mega 4 contract. This work reinforces our continued strong presence in our Investigation and Litigation Support market area.
  A $28 million, five-year award to provide software and systems engineering support for the U.S. Transportation Command’s Defense Personal Property System. This new work expands our presence in the Business Systems Solutions market area.

Contract funding orders in the second quarter were $599 million. Our total backlog at December 31, 2013 was $7.6 billion. Funded backlog at December 31, 2013 was $1.8 billion. Backlog does not incorporate any contribution from Six3 as we have yet to complete our analysis as part of the integration of their operations into CACI.

We added to our inventory of indefinite delivery, indefinite quantity (IDIQ) contract vehicles during the quarter. IDIQ contract vehicles support our growth plans across our ten markets and provide us the flexibility to deliver on our customers’ mission-critical requirements. During the quarter we received the following IDIQ award:

  An $899 million, five-year multiple award to support Transport and Computing Infrastructure (TCI) for the Space and Naval Warfare (SPAWAR) Atlantic Business Portfolio. This new work is the fifth “Pillar” contract that we have been awarded, and provides full system lifecycle support for mission areas within the TCI portfolio for SPAWAR Systems Center Atlantic. It expands our business in the Enterprise IT market area.

Second Quarter Highlights

  On November 15, 2013, we closed on our acquisition of Six3 Systems. The largest acquisition in CACI’s history, Six3 brings approximately 1,600 new employees. Six3 adds distinctive cyberspace, C4ISR, and intelligence capabilities to our solutions and services, deepens our current customer base, and brings us new customers. Six3 positions us as a leader in mission-critical national and tactical intelligence, as well as operations and intelligence fusion.
  Dr. J.P. (Jack) London, CACI Executive Chairman and Chairman of the Board, was honored with the Admiral of the Navy George Dewey Award from the Naval Order of the United States. The award recognizes Dr. London’s unique achievements in continually advancing the interests of the U.S. and the U.S. Navy. This includes both his personal accomplishments as well as leading CACI’s support for Navy missions ranging from developing better logistics processes in the 1970s to delivering innovative solutions for some of the Navy’s most complex information technology and intelligence, surveillance and reconnaissance challenges today.
  CACI placed 20th in The Washington Post’s annual ranking of the top 200 public companies in the Washington, D.C. metropolitan area. This ranking reflects our continuing status as an industry leader and formidable competitor among federal government contractors.
  Our recruiting team continued to be recognized for our technical innovation and support for military hiring.
    CACI received the Optimas Award from Workforce Magazine, a multimedia publication dedicated to human resources, for mobile recruiting technology that has improved our recruiting intelligence and analytics and introduced cost-savings.
    We ranked 22nd among the top 100 military-friendly employees in GI Jobs magazine, the premier publication for military transitioning to civilian employment, in honor of our outstanding support for hiring military veterans and Guard/Reserve members.
    We received the Veteran Hiring “Continue the Commitment” Award from the Coalition for Government Procurement, a national trade association focused on federal acquisition, for our leadership in providing military-friendly recruitment opportunities and support programs.

Six Months Results

(in millions except per-share data)	Six Months, FY14	Six Months, FY13	% Change
Revenue	$1,758.5	$1,862.9	-5.6%
Operating income	$127.6	$134.3	-5.0%
Net income attributable to CACI	$68.0	$75.4	-9.9%
Diluted earnings per share	$2.71	$3.17	-14.6%

Revenue decreased 5.6 percent compared to revenue for the first half of FY13 due to the expected reduction in material purchases and subcontract labor resulting from the drawdown in Southwest Asia, federal government budget-related activities, and the government shutdown in October. The decrease in operating income in the first half of FY14 was due primarily to $11.4 million of one-time acquisition-related expenses for Six3. Net income attributable to CACI in the first half of FY14 was $68.0 million, or $2.71 diluted earnings per share. The greater decrease in diluted earnings per share as compared to the decrease in net income was due to the dilutive effect of our convertible notes which mature in May 2014. Net cash provided by operations in the first half of FY14 was $44.6 million.

Additional Financial Metrics

	Six Months, FY14	Six Months, FY13	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$157.4	$161.6	-2.6%
Diluted adjusted earnings per share, a non-GAAP measure	$3.85	$4.19	-8.1%

CACI Updates Its FY14 Guidance

We are updating the FY14 guidance we issued on October 29, 2013 to include the effects of the acquisition of Six3 Systems, including one-time transaction expenses. The table below summarizes our FY14 guidance ranges and represents our views as of January 29, 2014:

(In millions except for earnings per share)	Current Fiscal Year 2014 Guidance	Previous Fiscal Year 2014 Guidance
Revenue	$3,650 - $3,800	$3,500 - $3,700
Net income attributable to CACI	$142 - $152	$142 - $152
Effective corporate tax rate	39%	39%
Diluted earnings per share	$5.59 - $5.98	$5.70 - $6.10
Diluted weighted average shares	25.4	24.9

Following are the key factors related to our updated FY14 guidance:

  We expect that the acquisition of Six3 will generate $275 million to $325 million in revenue in FY14.
  We expect that our direct labor costs will now be 3 percent to 6 percent higher when compared with FY13. Other direct costs will now be 1 percent to 4 percent lower when compared with FY13.
  We expect that our indirect costs and selling expenses will now be 1 percent to 3 percent higher when compared with FY13.
  Depreciation and intangible amortization is now expected to be approximately $66 million.
  Net interest expense is now expected to be approximately $38 million.
  We expect that our diluted share count will now be 25.4 million shares, based on a $78 share price.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, January 30, 2014 during which members of our senior management team will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 24522551. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, January 30, 2014 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index, CACI provides dynamic careers for over 15,800 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the successful integration of our acquisition of Six3 Systems, actual revenue and earnings realized by Six3 Systems, and the performance of the Six3 Systems business; regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011 and the Bipartisan Budget Act of 2013; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Revenue	$894,186	$931,627	-4.0%	$1,758,451	$1,862,863	-5.6%
Costs of revenue
Direct costs	606,672	639,649	-5.2%	1,208,094	1,285,286	-6.0%
Indirect costs and selling expenses	204,830	209,068	-2.0%	393,540	416,691	-5.6%
Depreciation and amortization	16,230	13,328	21.8%	29,181	26,567	9.8%
Total costs of revenue	827,732	862,045	-4.0%	1,630,815	1,728,544	-5.7%
Operating income	66,454	69,582	-4.5%	127,636	134,319	-5.0%
Interest expense and other, net	9,456	6,231	51.8%	16,844	13,013	29.4%
Income before income taxes	56,998	63,351	-10.0%	110,792	121,306	-8.7%
Income taxes	22,088	23,371	-5.5%	42,490	45,336	-6.3%
Net income including portion attributable to noncontrolling interest in earnings of joint venture	34,910	39,980	-12.7%	68,302	75,970	-10.1%
Noncontrolling interest in earnings of joint venture	52	(304)		(348)	(586)
Net income attributable to CACI	$34,962	$39,676	-11.9%	$67,954	$75,384	-9.9%

Basic earnings per share	$1.49	$1.74	-14.1%	$2.91	$3.29	-11.5%
Diluted earnings per share	$1.38	$1.69	-18.0%	$2.71	$3.17	-14.6%

Weighted average shares used in per share computations:
Basic	23,433	22,852		23,374	22,942
Diluted	25,297	23,537		25,066	23,758

Statement of Operations Data (Unaudited)

	Quarter Ended			Six Months Ended
	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Operating income margin	7.4%	7.5%		7.3%	7.2%
Tax rate	38.7%	37.1%		38.5%	37.6%
Net income margin	3.9%	4.3%		3.9%	4.0%

EBITDA*	$83,248	$83,499	-0.3%	$157,401	$161,619	-2.6%
EBITDA Margin	9.3%	9.0%		9.0%	8.7%

Adjusted net income*	$51,770	$52,145	-0.7%	$96,485	$99,558	-3.1%
Diluted adjusted earnings per share	$2.05	$2.22	-7.6%	$3.85	$4.19	-8.1%

*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 11.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	12/31/2013	6/30/2013
ASSETS:
Current assets
Cash and cash equivalents	$98,173	$64,337
Accounts receivable, net	711,012	614,616
Prepaid expenses and other current assets	62,407	44,828
Total current assets	871,592	723,781

Goodwill and intangible assets, net	2,438,629	1,581,153
Property and equipment, net	70,181	65,510
Other long-term assets	138,957	126,627
Total assets	$3,519,359	$2,497,071

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$41,562	$295,517
Accounts payable	112,485	133,073
Accrued compensation and benefits	181,603	166,538
Other accrued expenses and current liabilities	158,998	147,366
Total current liabilities	494,648	742,494

Long-term debt, net of current portion	1,409,006	300,790
Other long-term liabilities	329,539	246,215
Total liabilities	2,233,193	1,289,499

Shareholders' equity	1,286,166	1,207,572
Total liabilities and shareholders' equity	$3,519,359	$2,497,071

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended
	12/31/2013	12/31/2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest in earnings of joint venture	$68,302	$75,970
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	29,181	26,567
Non-cash interest expense	6,769	6,325
Amortization of deferred financing costs	5,245	1,012
Stock-based compensation expense	5,785	5,901
Provision for deferred income taxes	14,957	9,866
Distribution of earnings from unconsolidated joint venture	-	3,545
Equity in earnings of unconsolidated joint ventures	(947)	(1,319)
Changes in operating assets and liabilities, net of effect of business acquisitions
Accounts receivable, net	(6,178)	39,114
Prepaid expenses and other assets	(6,504)	(14,749)
Accounts payable and accrued expenses	(49,913)	(26,794)
Accrued compensation and benefits	(21,816)	(27,730)
Income taxes receivable and payable	(4,545)	(13,940)
Other liabilities	4,241	12,267
Net cash provided by operating activities	44,577	96,035

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,143)	(10,032)
Purchases of businesses, net of cash acquired	(835,684)	(100,062)
Investment in unconsolidated joint venture	-	(1,421)
Other	(893)	(1,012)
Net cash used in investing activities	(843,720)	(112,527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds under credit facilities	836,778	160,638
Proceeds from employee stock purchase plans	1,849	2,495
Proceeds from exercise of stock options	-	4,742
Repurchases of common stock	(1,884)	(125,411)
Payment of taxes for equity transactions	(7,936)	(4,489)
Other	3,026	(120)
Net cash provided by financing activities	831,833	37,855
Effect of exchange rate changes on cash and cash equivalents	1,146	406
Net increase in cash and cash equivalents	33,836	21,769
Cash and cash equivalents, beginning of period	64,337	15,740
Cash and cash equivalents, end of period	$98,173	$37,509

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

	Quarter Ended
(dollars in thousands)	12/31/2013		12/31/2012		$ Change	% Change
Department of Defense	$650,303	72.7%	$703,479	75.5%	$(53,176)	-7.6%
Federal Civilian Agencies	186,875	20.9%	175,773	18.9%	11,102	6.3%
Commercial and other	57,008	6.4%	52,375	5.6%	4,633	8.8%
Total	$894,186	100.0%	$931,627	100.0%	$(37,441)	-4.0%

	Six Months Ended
(dollars in thousands)	12/31/2013		12/31/2012		$ Change	% Change
Department of Defense	$1,267,952	72.1%	$1,408,540	75.6%	$(140,588)	-10.0%
Federal Civilian Agencies	383,028	21.8%	350,427	18.8%	32,601	9.3%
Commercial and other	107,471	6.1%	103,896	5.6%	3,575	3.4%
Total	$1,758,451	100.0%	$1,862,863	100.0%	$(104,412)	-5.6%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2013		12/31/2012		$ Change	% Change
Cost reimbursable	$443,125	49.5%	$454,564	48.8%	$(11,439)	-2.5%
Fixed price	274,273	30.7%	259,505	27.9%	14,768	5.7%
Time and materials	176,788	19.8%	217,558	23.3%	(40,770)	-18.7%
Total	$894,186	100.0%	$931,627	100.0%	$(37,441)	-4.0%

	Six Months Ended
(dollars in thousands)	12/31/2013		12/31/2012		$ Change	% Change
Cost reimbursable	$864,135	49.1%	$891,371	47.8%	$(27,236)	-3.1%
Fixed price	536,728	30.5%	523,442	28.1%	13,286	2.5%
Time and materials	357,588	20.4%	448,050	24.1%	(90,462)	-20.2%
Total	$1,758,451	100.0%	$1,862,863	100.0%	$(104,412)	-5.6%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2013		12/31/2012		$ Change	% Change
Prime	$805,235	90.1%	$815,668	87.6%	$(10,433)	-1.3%
Subcontractor	88,951	9.9%	115,959	12.4%	(27,008)	-23.3%
Total	$894,186	100.0%	$931,627	100.0%	$(37,441)	-4.0%

	Six Months Ended
(dollars in thousands)	12/31/2013		12/31/2012		$ Change	% Change
Prime	$1,577,994	89.7%	$1,639,399	88.0%	$(61,405)	-3.7%
Subcontractor	180,457	10.3%	223,464	12.0%	(43,007)	-19.2%
Total	$1,758,451	100.0%	$1,862,863	100.0%	$(104,412)	-5.6%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2013	12/31/2012	$ Change	% Change
Contract Funding Orders	$598,748	$625,481	$(26,733)	-4.3%
	Six Months Ended
(dollars in thousands)	12/31/2013	12/31/2012	$ Change	% Change
Contract Funding Orders	$1,909,320	$2,038,727	$(129,407)	-6.3%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2013		12/31/2012		$ Change	% Change
Direct labor	$244,907	40.4%	$249,012	38.9%	$(4,105)	-1.6%
Other direct costs	361,765	59.6%	390,637	61.1%	(28,872)	-7.4%
Total direct costs	$606,672	100.0%	$639,649	100.0%	$(32,977)	-5.2%

	Six Months Ended
(dollars in thousands)	12/31/2013		12/31/2012		$ Change	% Change
Direct labor	$493,681	40.9%	$501,054	39.0%	$(7,373)	-1.5%
Other direct costs	714,413	59.1%	784,232	61.0%	(69,819)	-8.9%
Total direct costs	$1,208,094	100.0%	$1,285,286	100.0%	$(77,192)	-6.0%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance.   EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies.  We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance.  This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business.  EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization.  EBITDA margin is EBITDA divided by revenue.  Adjusted Net Income is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, and non-cash interest expense, net of related tax effects.  Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported.  EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Net income attributable to CACI	$34,962	$39,676	-11.9%	$67,954	$75,384	-9.9%
Plus:
Income taxes	22,088	23,371	-5.5%	42,490	45,336	-6.3%
Interest income and expense, net	9,968	7,124	39.9%	17,776	14,332	24.0%
Depreciation and amortization	16,230	13,328	21.8%	29,181	26,567	9.8%
EBITDA	$83,248	$83,499	-0.3%	$157,401	$161,619	-2.6%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Revenue, as reported	$894,186	$931,627	-4.0%	$1,758,451	$1,862,863	-5.6%
EBITDA	$83,248	$83,499	-0.3%	$157,401	$161,619	-2.6%
EBITDA margin	9.3%	9.0%		9.0%	8.7%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Net income attributable to CACI	$34,962	$39,676	-11.9%	$67,954	$75,384	-9.9%
Plus:
Stock-based compensation	3,301	3,501	-5.7%	5,785	5,901	-2.0%
Depreciation and amortization	16,230	13,328	21.8%	29,181	26,567	9.8%
Amortization of financing costs	4,736	518	814.3%	5,245	1,012	418.3%
Non-cash interest expense	3,409	3,185	7.0%	6,769	6,325	7.0%
Less:
Related tax effect	(10,868)	(8,063)	34.8%	(18,449)	(15,631)	18.0%
Adjusted net income	$51,770	$52,145	-0.7%	$96,485	$99,558	-3.1%

	Quarter Ended			Six Months Ended
(shares in thousands)	12/31/2013	12/31/2012	% Change	12/31/2013	12/31/2012	% Change
Diluted weighted average shares, as reported	25,297	23,537		25,066	23,758
Diluted earnings per share	$1.38	$1.69	-18.0%	$2.71	$3.17	-14.6%
Diluted adjusted earnings per share	$2.05	$2.22	-7.6%	$3.85	$4.19	-8.1%

Selected Financial Data (Continued)

Reconciliation of Net Income Growth to Adjusted Net Income Growth
(Unaudited)

On November 15, 2013, the Company completed its acquisition of Six3 Systems. In connection with the acquisition, the Company began including Six3 Systems' results as of November 15, 2013 and incurred certain associated expenses that negatively impacted its net income for the quarter ended December 31, 2013. The Company believes that it is valuable to provide information on CACI's results excluding the results of Six3 Systems as well as the incremental expenses incurred in connection with the acquisition. This measure will assist readers in further understanding our results and trends from period-to-period. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended
(dollars in thousands)	12/31/2013	12/31/2012	% Change
Net income attributable to CACI	$34,962	$39,676	-11.9%

Six3 Systems net income before tax	(127)
CACI transaction costs	9,734
Incremental interest expense	2,591

Related tax effect	(4,233)
Net income attributable to CACI, excluding Six3 Systems	$42,927	$39,676	8.2%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President, Investor Relations
(866) 606-3471
ddragics@caci.com